Exhibit 99.1
                      Axeda Systems Inc. is Awarded Patent
                   Protects Key Device Communication Invention

MANSFIELD, MA - June 30, 2004 - Axeda Systems Inc. (NASDAQ: XEDA), the world's leading provider of device relationship management (DRM) software and services, today announced it has been awarded a patent by the United States Patent and Trademark Office for a key element of its Firewall-Friendly(TM) method of communication over the Internet. The patent protects one of Axeda's inventions relating to enabling remote "devices" -- machines, appliances, instruments, and computers -- to securely communicate their health and status to enterprise computer systems. Businesses utilize this real-time information to optimize business performance. This patented technology represents key innovations that enable Axeda to offer its customers Machine to Machine (M2M) communications leveraging the Internet without requiring costly and insecure dial-up or virtual private network (VPN) connections.

"Axeda has been an industry leader since its inception, and this patent offers critical validation of the Company's innovative solutions that enable businesses to realize the value of remote device intelligence," said Robert M. Russell Jr., chairman and CEO of Axeda Systems. "This patent is a significant milestone for the Company and provides intellectual property protection to core elements of the Company's DRM technology, solidifying Axeda's position as the DRM global leader."

Axeda's U.S. patent (#6,757,714) is titled "Reporting The State Of An Apparatus To A Remote Computer." In the Company's flagship product, the Axeda DRM System(TM), a remote device ("Apparatus") is monitored via the Axeda Agent(TM). The Axeda Agent monitors devices locally, based on specified criteria, and sends self-describing messages to an Axeda Enterprise(TM) server ("Remote Computer") located at a corporate service department or data center. Key elements of the Axeda invention enable this communication to occur even though devices remain securely hidden behind corporate firewalls. This agent-based architecture is critical to enabling wide scale use of DRM and has been widely emulated in the industry.

The Axeda patent awarded contains 59 claims. Highlights include:

     o Monitoring of the state of a device that is not directly addressable from a remote computer. Monitoring is performed independently of communications from the remote computer.

     o Generation of messages that are sent to the remote computer to report the state of the device, either periodically or in response to a monitored variable departing from an acceptable value or range of values indicative of an error condition.

     o    Messages  are  generated  in  a   self-describing   language  such  as
          eXtensible Markup Language (XML).

This invention stems from Axeda's 14 years of experience in managing real time device information over networks. The specific patented technologies have been field proven in customer installations for over 3 years. Axeda has 11 additional patents pending in the United States and 10 international patents pending covering other aspects of the remote management of intelligent devices, a growing field, which is alternately referred to by vendors and analysts as Device Relationship Management (DRM), Intelligent Device Management (IDM), and Machine to Machine Management (M2M).

For additional information on the patent please visit the U.S. Patent website at http://patft.uspto.gov/netahtml/srchnum.htm and enter the patent number above.

The legal team of Fish & Richardson P.C., named the top patent litigation firm in the U.S. by IP Law & Business, provided patent prosecution and strategic counseling to Axeda for this award. The firm is one of the largest firms in the U.S. practicing intellectual property, litigation, and corporate law and has represented pioneering innovators and business entrepreneurs in all fields of emerging technology.

About Axeda(R)
Axeda Systems Inc. (NASDAQ: XEDA) is the leading provider of device relationship management (DRM) software and services. Axeda helps businesses become more competitive by using the Internet to extract real-time information hidden in their intelligent devices. The Company's flagship product, the Axeda Device Relationship Management SystemTM, is a distributed software solution that lets businesses remotely monitor, manage, and service intelligent devices deployed around the world, allowing them to optimize their service, development, sales, and manufacturing operations. Axeda customers include Global 2000 companies in many markets including Medical Instrument, Enterprise Technology, Office And Print Production Systems And Industrial And Building Automation Industries.. Axeda has sales and service offices in the U.S., Europe, and Japan, and distribution partners worldwide. More information about Axeda is available at www.axeda.com.

About Device Relationship Management
Everyday intelligent devices such as copiers, building control units, medical devices, computers and storage systems, and industrial machines are an important new source of business information. Device relationship management systems allow companies to tap into this valuable information anytime anywhere. Pioneered by Axeda, device relationship management technology provides a distributed information management system that leverages the Internet to allow timely, accurate, and unbiased information to be communicated automatically between intelligent devices, wherever they are deployed around the world, and service personnel or enterprise business systems. Device relationship management helps turn reactive businesses into proactive businesses providing new sources of revenue, increased operational efficiency, and lower costs, with an ROI that is often measured in months.


(C) 2004 Axeda Systems. All rights reserved. Axeda, Axeda Systems, Axeda DRM, Axeda Device Relationship Management System, Axeda Agents, Axeda Applications, Axeda Policy Manager, Axeda Enterprise, Axeda Access, Axeda Software Management, Axeda Service, Axeda Usage, Automatic eCommerce, Firewall-Friendly, and Access. Insight. In Real Time. are trademarks of Axeda Systems. All other trademarks are either property of Axeda Systems or property of their respective owners.

This press release may contain certain forward-looking statements that relate to Axeda's future performance. These forward-looking statements include, but are not limited to, those regarding Axeda's products and markets, and may include implied statements concerning market acceptance of Axeda's products and its growing leadership role in the DRM market. Such statements are subject to a number of risks and uncertainties that may cause the actual events or future results to differ from those discussed herein. Such factors include, among others: the difficulty of protecting and enforcing proprietary rights including but not limited to patent rights; the potential that Axeda may not be successful in enforcing its intellectual property rights; Axeda's ability to manage technological change and respond to evolving industry standards, including the potential that new technology not protected by Axeda's patent could be developed and patented by others; Axeda's customers' ability to implement or integrate Axeda's DRM solutions successfully and in a timely fashion or achieve benefits attributable to Axeda's DRM solutions; uncertainties in the market for DRM products and the potential for growth in the DRM market; the long sales cycle for DRM products; limited distribution channels; present and future competition; and Investors are advised to read Axeda's Annual Report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission, particularly those sections entitled "Factors Affecting Operating Results" and "Risk Factors" for a more complete discussion of these and other risks and uncertainties. Axeda assumes no obligation to update the forward-looking information contained in this press release.


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